Exhibit 99.1

September 17, 2012

For Immediate Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE’S WITHDRAWS PROPOSAL TO RONA BOARD

MOORESVILLE, N.C., — Lowe’s Companies Inc. (NYSE: LOW) announced today it has formally withdrawn its non-binding proposal dated July 8, 2012 to the Board of Directors of RONA Inc. (TSX: RON) (“RONA”) to acquire all of the issued and outstanding common shares of RONA for C$14.50 in cash per share. Lowe’s has repeatedly attempted to engage the Board of Directors of RONA with respect to its proposal in order to conduct confirmatory due diligence and move forward with a friendly, negotiated transaction.

Lowe’s continues to believe that a combination of Lowe’s and RONA makes business sense and would create significant value for all stakeholders. It is unfortunate that the RONA Board of Directors did not recognize the important economic and commercial benefits of this proposal for its stakeholders and for Canada.   Lowe’s remains committed to the Canadian market and will continue delivering outstanding home improvement products and services to its Canadian customers.

ABOUT LOWE’S
With fiscal year 2011 sales of $50.2 billion, Lowe’s Companies, Inc. is a FORTUNE® 100 company that serves approximately 15 million customers a week at more than 1,745 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe’s is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

Forward-Looking Statements

This news release includes “forward-looking statements” including those regarding that a combination of RONA and Lowes makes enormous business sense and would create value for all stakeholders and its decision to explore other alternatives in Canada. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in these forward-looking statements. Although the company believes that the expectations, opinions, projections, assumptions and comments reflected in forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct.  Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that a combination of RONA and Lowes would not make enormous business sense or create value for all stakeholders, the possibility that Lowes may not find suitable alternatives in Canada,  the effect of the announcement of the withdrawal of the non-binding proposal on Lowe’s and RONA’s strategic relationships, operating results and businesses generally; failure to realize the expected benefits of the combination; and general economic conditions.  For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Critical Accounting Policies and Estimates” included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes therein or updated version thereof, if any, included in our Quarterly Reports on Form 10-Q.
The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the "Risk Factors" included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise, except as required by law.

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